Exhibit 99.1

EX-99.1    Press Release of the Company, dated September 9, 2003

TEJON RANCH CO. REPORTS

TWO KEY ADDITIONS TO ITS BUSINESS CENTER AT

TEJON INDUSTRIAL COMPLEX

TEJON RANCH, Calif., September 09, 2003 – Tejon Ranch Company (NYSE-TRC) today announced two key additions to its growing business center, the Tejon Industrial Complex, a nearly 1,500-acre industrial development located at the intersection of Interstate 5 and State Highway 99, approximately 65 miles north of Los Angeles.

DP Partners, a Reno, Nevada-based national industrial developer and current partner of Tejon Ranch in developing the Tejon Industrial Complex, has announced that the California State Teachers Retirement System (CalSTRS) has become a significant capital partner in all of DP Partners’ developments across the nation. Aaron Paris, Chief Operating Officer of DP Partners explained; “This provides DP partners with unique flexibility and agility in responding to market opportunities. We, and our CalSTRS partners, believe that the Tejon Industrial Complex will be a growing and important distribution and light manufacturing center in California for years to come and we are pleased to be a part of the development. CalSTRS has built their success on a progressive real estate management strategy.”

With a $94 billion investment portfolio, CalSTRS is the third largest pension fund in the United States. This public-private venture provides a solid investment for pension fund recipients and flexible real estate solutions for the real estate customer. CalSTRS now has a financial position in the first project of Tejon Industrial Corporation/DP Partners LLC and has also expressed its enthusiasm for the future opportunities at Tejon Industrial Complex.

Catellus Corporation, a national industrial developer with nearly $2.5 billion in assets, has executed a purchase option for an approximately 80-acre site at the Tejon Industrial Complex. This agreement will permit Catellus Corporation to actively market its position at the complex. “We are very pleased about this recent agreement with Tejon Ranch,” said Charlie McPhee, senior vice president of Catellus’ Southern California region. “Location-wise, Tejon Industrial Complex offers firms a central distribution location, just north of Los Angeles County with convenient access along major interstates and highways to markets throughout Northern California, Nevada, Arizona, and beyond, as well. Furthermore, unlike in most of the fully developed industrial markets in and around the Los Angeles metropolitan area, Tejon can accommodate super-sized distribution warehouse facilities, along with reasonable assurance for future expansion, and it’s still only 110 miles from the ports of Los Angeles and Long Beach.” Robert A. Stine, President and CEO of Tejon Ranch Company, expressed his pleasure at having Catellus Corporation take a position at the Tejon Industrial Complex. “Catellus has produced some very exciting and significant industrial projects throughout California and the nation. We at Tejon are delighted that a corporation as strong and experienced as Catellus would join us in building the Tejon Industrial Complex.”

Stine further stated: “The commitment of two significant national developers like DP Partners and Catellus Corporation to the Tejon Industrial Complex, with their financial strength, and their reputations for building long-lasting relationships with their clients, is the business equivalent of knowing that every time you come up to bat, you are going to hit a home run. This is just further testimony to the strategic value of the Tejon Industrial Complex.” When Tejon Ranch leaders celebrated the 160th anniversary of the Ranch this year by announcing a long-term “Ranch Vision” that includes plans for limited development, a permanent commitment to farming and ranching operations and the permanent conservation of up to 100,000 acres of sensitive habitat lands. This 100,000-acre preserve would be nearly twice the size of Catalina Island and about the same size as Yosemite Valley. Ranch leaders are currently working in partnership with The Trust for Public Lands to create a conservation plan. When completed the Tejon Industrial Complex is expected to generate more than 6,000 direct jobs and nearly $15 million in new tax revenues for Kern County.

DP Partners is found on the worldwideweb at: www.partnerwithdp.com

Catellus Corporation is found on the worldwideweb at: www.catellus.com